FIRST AMENDMENT TO THE

NONQUALIFIED STOCK OPTION AGREEMENT
(December 11, 2009 Grant)

This FIRST AMENDMENT TO THE NONQUALIFIED STOCK OPTION AGREEMENT (this “Amendment”) is executed and agreed to as of March 23, 2012 (the “Effective Date”), between NCI Building Systems, Inc., a Delaware corporation (the “Company”), and Charles W. Dickinson (the “Optionee”).

WHEREAS, the Company maintains the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan (the “Plan”) for purposes of providing incentives and encouraging share ownership on the part of Employees, Officers, Directors and Consultants;

WHEREAS, the Company previously granted to the Optionee a Nonqualified Stock Option Award with respect to 152,285 shares of Common Stock (the “Original Grant”) pursuant to that certain Nonqualified Stock Option Agreement (the “Original Agreement”) and the Plan;

WHEREAS, the Company and the Optionee have separately entered into an agreement regarding the Optionee’s separation of employment with the Company (the “Consulting Agreement”); and

WHEREAS, in connection with the Consulting Agreement, the Company and the Optionee have agreed to modify the Original Agreement to modify the exercisability of the Original Grant.

NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations contained herein and other good and valuable consideration, the Company and the Optionee agree as follows:

1. Capitalized terms that are not otherwise defined in this Amendment shall have the meaning given to such term in the Plan and the Original Agreement.

2. Section 2 of the Original Agreement shall be deleted in its entirety and the following new Section 2 is substituted therefor:

“2. Option Period. The term of this Option (the “Option Period”) will commence on the Grant Date, and will expire at 5:00 o’clock p.m. Houston time on the earliest of (i) the 180th day after the death or Disability of Optionee during the continuing employment or consulting relationship with the Company and/or its Subsidiaries (or, if applicable, such later date determined pursuant to Section 6(a)); (ii) the date immediately prior to the date of any violation by Optionee of any restrictive covenant between Optionee and the Company and/or its Subsidiaries; or (iii) April 19, 2017. After the expiration date, no further shares may be purchased under this Option.

For purposes of this Option, the Optionee will have a “continuing employment or consulting relationship” with the Company for so long as the employment or consulting relationship, as applicable, established pursuant to the Consulting Agreement continues.

3. Section 3 of the Original Agreement shall be deleted in its entirety and the following new Section 3 is substituted therefor:

“3. Vesting. Subject to Section 4 below, any unvested portion of the Option shares shall become fully vested on April 19, 2016 and, subject to the exercise restrictions set forth in Section 6, will be available therefore for purchase by the Optionee, or in the case of the death of the Optionee, by his estate or such person who acquired the right to exercise the Option by bequest or inheritance, until the Option Period expires; provided, however, that, on such vesting date, Optionee has been in a continuing employment or consulting relationship with the Company and its Subsidiaries since the Grant Date of this Option. For purposes of clarity, on and after the Effective Date of this Amendment no Option shares will become vested and exercisable other than pursuant to the first sentence of this Section 3.

4. Section 4(b) of the Original Agreement shall be deleted in its entirety and the following new Section 4(b) is substituted therefor:

“(b) Except as otherwise provided in Section 4(a), upon the date of termination of Optionee’s employment or consulting relationship, all unvested Option shares as of the date of such termination shall, without further action of any kind by the Company, be forfeited.”

5. Section 4(c) of the Original Agreement shall be deleted in its entirety.

6. Section 6 of the Original Agreement shall be deleted in its entirety and the following new Section 6 is substituted therefor:

“6. Right to Exercise; Restrictions. The Option shall be exercisable during the Option Period only by Optionee and only if, at the time of exercise, Optionee has been in a continuing employment or consulting relationship with the Company and its Subsidiaries since the Grant Date of this Option, except as follows (and in all cases subject to the earlier termination of the Option Period on the expiration date specified in Section 2 hereof):

(a) Optionee may exercise this Option with respect to Option shares that are vested on the Effective Date of this Amendment on or after (but no earlier than) the later to occur of (i) January 1, 2013, or (ii) the first business day following the six month anniversary of the date the Optionee ceases to be an “officer” of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended. Any attempted exercise in violation of this Section 6(a) shall be void and of no force or effect, and shall result in the immediate forfeiture of all Option shares subject to such attempted exercise.

(b) Optionee may exercise this Option with respect to Option shares that were vested on the date of termination (for any reason other than death, Disability, or the violation by Optionee of any restrictive covenant between Optionee and the Company and/or its Subsidiaries) of his continuing employment or consulting relationship with the Company and its Subsidiaries, until the termination of the Option Period on April 19, 2017.

(c) If Optionee should die or incur a Disability while in a continuing employment or consulting relationship with the Company and its Subsidiaries, this Option may be exercised (including by the estate of Optionee or by the person who acquired the right to exercise this Option by bequest or inheritance or by reason of the death of Optionee) for a period of 180 days after the death or Disability of Optionee.

(d) If Optionee violates any restrictive covenant between Optionee and the Company and/or its Subsidiaries this Option will immediately terminate and be null and void and no portion of the Option will be exercisable. Any attempted exercise in violation of this Section 6(d) or any exercise of this Option prior to the date the Company or its Subsidiaries became aware of the violation of any restrictive covenant by Optionee shall be void and of no force or effect, and shall result in the immediate forfeiture of all Option shares subject to such attempted exercise.

This Option may not be exercised, or if exercised no shares need be issued by the Company, unless and until the Company has obtained all necessary approvals and consents of government authorities and other persons such as lenders to the Company.

7. All other provisions of the Original Agreement that were not specifically amended pursuant to this Amendment shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Original Agreement as of the date first written above.

NCI BUILDING SYSTEMS, INC.

By:	/s/ Todd R. Moore

Name:	Todd R. Moore

Title:	EVP & General Counsel

GRANTEE

/s/ Charles W. Dickinson
Charles W. Dickinson

Signature Page to the First Amendment

to The Nonqualified Stock Option Agreement